Exhibit 99.1

Investor Relations Contact:
Hawk Associates, Inc.
Julie Marshall and Frank Hawkins
Phone: 305-451-1888
E-mail: info@hawkassociates.com
http://www.hawkassociates.com
2320 NW 66th COURT
GAINESVILLE, FL 32653	News Release:
PHONE: 352-377-1140	FOR IMMEDIATE RELEASE
FAX: 352-378-2617

Exactech Completes Altiva Acquisition

Increases 2008 revenue guidance with spinal products company acquisition

GAINESVILLE, Fla. — January 2, 2008 — Exactech, Inc. (Nasdaq: EXAC), a rapidly growing orthopaedic device manufacturer, announced today that it closed on the acquisition of Altiva Corporation, a North Carolina-based spinal products company, effective January 1, 2008. Exactech announced its exercise of its option and execution of a merger agreement to acquire Altiva last month based on a valuation of $25.0 million. Exactech’s final payment of $6.7 million was funded through a combination of $5.1 million from its credit line and through the issuance of approximately 75,000 shares of Exactech common stock.

Altiva, which offers a spinal fusion product line with implants and instrumentation that address major spinal pathologies, has assembled a strong spinal products portfolio by combining intellectual property acquisitions with various distribution agreements.

Exactech Chairman and CEO Bill Petty said, “We are pleased to bring together two companies singularly focused on improving outcomes for patients by developing reliable, high-quality, cutting edge products to assist surgeons in providing the highest level of care for their patients. Exactech’s size and reputation, coupled with Altiva’s innovative product development programs, will result in an exciting collaboration further advancing treatment of spinal disorders.”

Altiva’s annualized sales revenue is approximately $13 million, based on the results of the first nine months of 2007. Altiva is expected to break even in terms of operating profit in the first half of 2008. Exactech expects the transaction to be neutral to earnings in 2008 and accretive in 2009. Looking forward, Exactech updated its 2008 targets for revenue to the range of $148 million to $156 million. The company’s target for diluted EPS remained unchanged at $0.86 to $0.92. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The company has scheduled a conference call to discuss the Altiva acquisition on Thursday, January 3 at 9:00 a.m. Eastern Time.

To participate, dial 1-800-762-8779 after 8:50 a.m. Eastern on January 3. International and local callers should dial 480-629-9031. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

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A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=000049E7. A podcast will be available approximately 15 minutes after the event ends and can be accessed at http://viavid.net/mp3/000049E7.mp3. Both will be archived for approximately 90 days.

About Altiva Corporation

Altiva Corporation develops and markets spinal implant technologies and related products. The company has multiple development projects underway, most notably a collaboration with a leading group of spinal surgeons focused on the rapidly emerging motion preservation market. Altiva owns a number of patents and licensing arrangements, including those relating to pedicle screw technologies. The company intends to offer differentiated products by combining innovative technology and design with feedback from clinical experts. As a wholly owned subsidiary of Exactech, Altiva will continue to operate from its Charlotte, North Carolina, headquarters and will maintain separate sales, marketing, engineering and operational functions. For more information about Altiva, visit http://www.altivacorp.com.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 25 countries in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: info@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/email.aspx.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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